Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 300,006,707.00	0.0001381	$ 41,430.93
Fees Previously Paid
	Total Transaction Valuation:	$ 300,006,707.00
	Total Fees Due for Filing:			$ 41,430.93
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 41,430.93
Offering Note
[1]	(1) Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of December 5, 2025, by and among SPX Enterprises, LLC, Project King Acquisition, Inc. and Crawford United Corporation (the "Merger Agreement"). (i) Title of each class of securities to which the transaction applies: Class A common capital stock, without par value ("Class A Common Shares"), of Crawford United Corporation and Class B common capital stock, without par value ("Class B Common Shares" and, together with the Class A Common Shares, the "Common Shares") of Crawford United Corporation. (ii) Aggregate number of securities to which the transaction applies: As of the close of business on December 22, 2025, the maximum number of Common Shares to which this transaction applies is estimated to be 3,552,898, which consists of: (a) 2,821,050 issued and outstanding Class A Common Shares (including 966 outstanding shares underlying Company Restricted Stock Awards) and (b) 731,848 issued and outstanding Class B Common Shares, all of which are entitled to receive the per share merger consideration of up to $84.44 per share (the "Merger Consideration"), which is subject to reduction based on adjustments at Closing as provided under the Merger Agreement. (iii) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 22, 2025, the underlying value of the transaction was calculated as the product of 3,552,898 Common Shares (including 966 outstanding shares underlying Company Restricted Stock Awards) multiplied by the maximum Merger Consideration of $84.44 (the "Total Consideration"). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A